Exhibit 23

Consent of Independent Auditors

The Board of Directors
General Electric Company

We consent to the incorporation by reference in the registration statements on Form S-3 (Registration Nos. 33-50639, 33-39596, 33-39596-01, 33-29024, 333-59671, 333-96571, 333-72566 and 333-71778), on Form S-4 (Registration No. 333-42442) and on Form S-8 (Registration Nos. 333-01953, 333-42695, 333-74415, 333-83164, 333-98877, 333-94101, 333-65781, 333-88233, 333-57734, 333-99671 and 333-102111) of General Electric Company of our report dated February 7, 2003, relating to the consolidated financial position of General Electric Company and consolidated affiliates as of December 31, 2002 and 2001, and the related consolidated statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of General Electric Company. Our report refers to changes in the methods of accounting in 2002 for goodwill and other intangible assets and for stock-based compensation, and changes in the methods of accounting in 2001 for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.

/s/ KPMG LLP
Stamford, Connecticut

March 7, 2003